Exhibit 11

10586 W Pico Blvd, Suite 224, Los Angeles, CA 90064

www.setapartfinancial.com

213-814-2809

CONSENT OF INDEPENDENT PUBLIC
ACCOUNTING FIRM

December 28, 2023

Board of Directors

Howloo, Inc.

We hereby consent to the inclusion in the Offering Circular (or other documents) filed under Regulation A tier 2 on Form 1-A or 1-K of our report dated December 28, 2023 with respect to the balance sheet of Howloo, Inc. as of December 31, 2022 and 2021 and the related statements of operations, shareholders’ equity/deficit and cash flows for the calendar years ended December 31, 2022 and 2021 and the related notes to the financial statements.

By: SetApart FS

Date: December 28, 2023